UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 29, 2005

Unity Wireless Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-30620

Commission File Number)

91-1940650

(IRS Employer Identification No.)

7438 Fraser Park Drive, Burnaby, BC Canada  V5J 5B9

(Address of principal executive offices and Zip Code)

(800) 337-6642

(Registrant’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

On March 24, 2005 the Registrant issued a press release announcing financial results for the fourth quarter and year ended December 31, 2004. A copy of the press release is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY WIRELESS CORPORATION

By: /s/ Ilan Kenig

Chief Executive Officer and Principal Executive Officer

Date: March 29, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Unity Wireless Corporation, dated March 24, 2005, reporting financial results for the fourth quarter and year ended December 31, 2004.

Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Reports Results for the Fourth Quarter

and the Fiscal Year Ended December 31, 2004

Revenue Doubles Year-over-Year

March 24, 2005 - BURNABY, BC – Unity Wireless Corporation (OTCBB: UTYW), a developer of integrated wireless subsystems and power amplifiers, announced summary financial results for the fourth quarter and fiscal year ended December 31, 2004.

Net sales for the quarter ended December 31, 2004 were $1,169,820, up 435% from $218,650 for the same period in 2003.  Cost of goods sold for the period was $1,050,125, an increase of 193% from $358,210 in 2003.  Gross margin for the period was 10.2%, an improvement over a negative gross margin in same period in 2003. Loss for the period was $1,292,826, a decrease of 25% from $1,728,846 in 2003. Loss for the period net of stock-based compensation expenses was $1,093,097, a decrease of $633,818, or 37% from $1,726,915 in 2003.

The Company’s net sales for the year ended December 31, 2004 were $5,020,560, up 111% from $2,375,128 in 2003.  Cost of goods sold in 2004 was $4,204,335, an increase of 109% from $2,009,644 in 2003.  Gross margin for the period was 16.3%, an improvement over a gross margin of 15.4% in same period in 2003. Loss in 2004 was $3,318,998, or $0.04 per share, an increase of 10% from $3,007,950, or $0.07 per share, in 2003. Loss for the period net of stock-based compensation expenses was $2,512,796, a decrease of $357,975 or 12% from a loss of $2,870,771 in 2003.

The increase in sales for the year was largely due to initial production orders for products that were developed by the Company over the last several years. Excluding stock-based compensation expenses, general and administrative expenses remained relatively unchanged year over year. Research and development and sales and marketing expenses rose 38% and 69%, respectively, as the Company continued to invest in new product opportunities.

Ilan Kenig, President and CEO of Unity Wireless commented, “We are pleased that our business experienced strong sales growth for 2004. This trend appears to be increasing in 2005 as orders and production forecasts from customers already exceed $6.2 million. In 2005 we will focus on improving our gross margins by creating more efficient supply chain and volume production management processes. We will also continue to stress the care of our customers as we continue to gain recognition as a provider of wireless subsystems.”

Dallas Pretty, CFO of Unity Wireless, further commented, “We are working toward our goal of cash flow positive and profitable operations and are supported in these efforts by our recently completed financing. We are confident that our employee and physical plant infrastructure is substantially adequate to support the increased sales we are expecting.”

The Company’s Form 10K-SB for 2004 contains additional financial information, and can be accessed at the Company’s website or through the Securities and Exchange Commission’s website at www.sec.gov.

About Unity Wireless www.unitywireless.com

Unity Wireless is a leading ISO 9001:2000 certified developer of integrated RF (radio frequency) subsystem solutions for wireless communications networks.  Integrated RF subsystems are an integral part of the base station and repeater infrastructure that comprise the backbone of wireless communications networks around the world.  From analog cellular to 3G mobile and fixed wireless applications from 450 MHz to 3.5 GHz, Unity Wireless delivers RF subsystem solutions for the networks of today and tomorrow.  The Company’s integrated subsystems, single-carrier and multi-carrier power amplifier products deliver world-class efficiency and performance with field-proven quality and reliability in thousands of base stations and repeaters around the world.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, inability to raise the funds necessary for the Company’s continued operations, changes in external market factors including the economy and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

For More Information Contact:

James E. Carruthers, Unity Wireless, (604) 267-2716   jamesc@unitywireless.com

Mike Mulshine, Osprey Partners, (732) 292-0982   osprey57@optonline.net